FIRST AMENDMENT

TO AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER (the “Amendment”), dated August 16, 2005, is by and among ADC Telecommunications, Inc., a Minnesota corporation (“Parent”), Falcon Ventures Corp., a Massachusetts corporation and wholly owned subsidiary of Parent (“Merger Sub”), Fiber Optic Network Solutions Corp., a corporation organized under the laws of Massachusetts (the “Company”) and Michael J. Noonan, an individual resident of the Commonwealth of Massachusetts (“MJN”). All capitalized terms used but not defined in the Amendment have the meaning assigned to them in the Agreement and Plan of Merger (the “Merger Agreement”), dated July 21, 2005, by and among Parent, Merger Sub, the Company and MJN.

WHEREAS, Parent, Merger Sub, the Company and MJN have previously entered into the Merger Agreement which sets forth, among other matters, the terms and conditions of the merger of Merger Sub with and into the Company; and

WHEREAS, each of Parent, Merger Sub, the Company and MJN desires that certain terms of the Merger Agreement be amended, as set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto, agree as follows:

1. Section 2.5 of the Merger Agreement is amended and restated in its entirety as follows:

“2.5 Merger Consideration. Notwithstanding anything to the contrary contained in this Agreement, the aggregate value delivered by Parent in exchange for the Company Capital Stock (the “Merger Consideration”) shall equal $161,250,000, plus (x) the value of all cash and cash equivalents held by the Company as of the Effective Date, up to a maximum of $1,000,000, less (y) the amount of any Company Debt that has not been discharged prior to the Effective Date. “Company Debt” means, whether or not reflected on the Latest Balance Sheet, all indebtedness or guarantees of indebtedness for borrowed money of the Company and/or the Subsidiaries owed to financial institutions, the holders of Company Capital Stock, or other Persons, including, but not limited to, the indebtedness listed on Schedule 2.5, the aggregate amount of all outstanding principal, and any unpaid fees and expenses, premiums, penalties or other amounts (including losses, costs, penalties and expenses, if any, of lenders relating to the foregoing items arising from the payment or prepayment of such items) payable in connection with the payment or repayment prior to or after the Closing of any of the foregoing.”

2. Section 6.3 of the Merger Agreement is amended and restated in its entirety as follows:

“6.3 Bonus Pool. Parent shall adopt the Retention Bonus Plan as agreed upon by Parent and the Company to be effective at the Effective Time. Prior to the Effective Time, the Company shall enter into an agreement with Border Assembly Inc. (“BAI”) in a form reasonably satisfactory to Parent pursuant to which the Company shall pay to BAI an aggregate amount equal to $205,000 and BAI shall pay bonuses to certain employees of BAI or its wholly owned subsidiary, Border Assembly, S. de R.L. de C.V., in a manner substantially similar to the manner in which Parent will pay bonuses under the Retention Bonus Plan.”

3. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

4. Except as expressly amended hereby, the parties to this Amendment intend for the Merger Agreement to remain in full force and effect and to be legally bound by the Merger Agreement as amended by this Amendment.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to executed as of the date first written above.

ADC TELECOMMUNICATIONS, INC.

By: /s/ Gokul V. Hemmady

Name: Gokul V. Hemmady Title: Vice President, Chief Financial Officer FALCON VENTURE CORP. By: /s/ Gokul V. Hemmady

Name: Gokul V. Hemmady Title: Vice President FIBER OPTIC NETWORK SOLUTIONS CORP. By: /s/ Michael J. Noonan

Name: Michael J. Noonan Title: President /s/Michael J. Noonan

Michael J. Noonan